Exhibit 23(c)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 14, 1997 included in the Kansas City Power & Light Company Annual Report on Form 10-K for the fiscal year ended December 31, 1996, on our audits of the consolidated financial statements of Kansas City Power & Light Company and Subsidiary. We also consent to the reference to our firm under the caption "Experts."


                           /s/Coopers & Lybrand L.L.P.
                            COOPERS & LYBRAND L.L.P.

Kansas City, Missouri,
April 25, 1997

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                             Western Resources, Inc.
                                818 Kansas Avenue
                              Topeka, Kansas 66612





                                                                  April 29, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004
Attention: Document Control- EDGAR

Gentlemen:

     We herewith transmit for filing pursuant to the Securities Act of 1933 and related rules and regulations promulgated thereunder the Registration Statement Form S-3 of Western Resources, Inc. for filing under Rule 415, together with all of the exhibits to be filed therewith.

     The filing fee in the amount of $104,167, after giving effect to the prior payment of a filing fee of $62,500 in connection with Registration No. 33-50069 in accordance with Rule 429, for $550,000,000 principal amount of First Mortgage Bonds and Debt Securities being registered hereunder has been wired to the U.S. Treasury designated lockbox in Pittsburgh, PA.

     The Company has reviewed the various criteria for eligibility for the use of Form S-3 and believes that such criteria have been or will be satisfied. The Company has filed all reports required to be filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder for the periods and in the manner required by the Form S-3 Registrant Requirements. The Company expects that the security rating requirement of Form S-3 Transaction Requirement B.2 will be met by the time of effectiveness.

     The proposed form of supplemental indenture to be used to create one or more new series of Bonds will be supplemental to an indenture which has been previously qualified under the Trust Inden-ture Act of 1939, as amended by the Trust Indenture Reform Act of 1990 (the "TIA"). The proposed indenture pursuant to which one or more series of Debt Securities may be issued was based upon the Indenture dated as of December 1, 1995 between Wisconsin Electric Power Company and Firstar Trust Company, as Trustee which was previously qualified under the TIA in connection with Registration Nos. 33-51749 and 33-64343.

     The Registration Statement on Form S-3 is being filed as involving a delayed offering under Rule 415, since the Company contemplates that agreement with an underwriter or underwriters on the amount and terms of an offering would be reached at such time after April 30, 1997 as market conditions and other factors may make desirable. A form of prospectus supplement which it is contemplated would be utilized in connection with such an offering is included in the Registration Statement. The Company requests below that, if practicable from the Commission staff's point of view, the Registration Statement be made effective on or about April 30, 1997. The Company's present schedule further contemplates tentatively that, if effectiveness is on or about that date, agreement on the amount and terms of an underwriting may be reached at such times when market conditions and other factors are deemed desirable.

     The Company accordingly requests that the Registration Statement be made effective at 9:30 a.m. on May 6, 1997, or as soon thereafter as practicable.

     Please contact me or Jon Mark, (212-701-3100) directly regarding any comments relating to this Registration Statement. You may call me collect at (913-575-6322). Please forward to David Sawyier, Esq., Sidley & Austin, One First National Plaza, Chicago, Illinois 60603 and Jon Mark, Esq., Cahill Gordon & Reindel, 80 Pine Street, New York, NY 10005, copies of all communications sent to you by me, in connection with the enclosed filing.

     We will appreciate any assistance the staff can give us in adhering to this time schedule.



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                                      -3-



     Please notify Ms. Helen Murphy (212 701-3384) immediately if you experience any difficulties in receiving this filing electronically.

                                              Very truly yours,

                                              WESTERN RESOURCES, INC.



                                               By:/s/ Richard D. Terrill
                                                  -----------------------
                                                   Richard D. Terrill
                                                     Secretary

[Enclosures]